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                                                                Exhibit 99.1

      [Gardner Denver logo]

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                                PRESS RELEASE
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FOR IMMEDIATE RELEASE
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March 23, 2004                                   Contact: Randall E. Schwedes
                                                          Treasurer
                                                          (217) 228-8224

            GARDNER DENVER, INC. PRICES OFFERING OF COMMON STOCK

QUINCY, IL (March 23, 2004) - Gardner Denver, Inc. (NYSE:GDI) announced today the pricing of a public offering of 3,000,000 shares of its common stock at a price of $24.50 per share. The offered shares will be issued pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. In connection with the offering, Gardner Denver has also granted the underwriters an option to purchase up to 450,000 additional shares of common stock from the Company, within 30 days, to cover over-allotments, if any.

The Company expects to use the net proceeds from the offering for general corporate purposes, which may include repayment of outstanding debt and financing future acquisitions. Bear, Stearns & Co. Inc. is the sole book-running manager for the offering and Robert W. Baird & Co. Incorporated, McDonald Investments Inc., A KeyCorp Company, and Morgan Joseph & Co. Inc. are co-managers. The closing of the offering is expected to occur on March 29, 2004 and is subject to customary closing conditions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The final prospectus supplement and prospectus related to the offering will be filed with the Securities and Exchange Commission, copies of which may be obtained when available from Bear, Stearns & Co. Inc., c/o Prospectus Department at 383 Madison Avenue, New York, New York 10179,
(631) 274-8321.

Gardner Denver, with 2003 revenues of $440 million, is a leading manufacturer of reciprocating, rotary and vane compressors and blowers for various industrial applications and pumps used in the petroleum and industrial markets. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website
(www.gardnerdenver.com).

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